Exhibit 10.2

COASTWAY COMMUNITY BANK

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

ARTICLE I.
ESTABLISHMENT OF THE PLAN

Coastway Community Bank (the “Bank”) hereby establishes this Executive Change in Control Severance Plan (the “Plan”), which is a severance plan for certain of its key executive management personnel.  The primary purpose of the Plan is to ensure the successful continuation of the Bank’s business and the fair and equitable treatment of the Bank’s key executives in connection with a termination of employment related to a Change in Control (as defined below).  The term “Company” means Coastway Bancorp, Inc. The Company is a party to this Plan for the sole purpose of guaranteeing the payments required hereunder, except as otherwise provided herein.  The effective date of the Plan is                         .

ARTICLE II.
PARTICIPATION

The Chief Executive Officer of the Bank shall designate which employees shall become Participants hereunder by setting forth their name and date of participation on Schedule A hereto the Chief Executive Officer of the Bank shall not participate in this Plan.

ARTICLE III.
CHANGE IN CONTROL SEVERANCE BENEFITS

Section 3.1.           Entitlement to Severance Payment.

(a)           Each Participant shall be eligible to receive Severance Payments (as defined below) if, within twenty-four (24) months after the effective date of the Change in Control, (i) the Participant’s employment with the Bank is involuntarily terminated for reasons other than Cause (as defined below) or (ii) the Participant terminates employment with the Bank voluntarily after being offered continued employment in a position that is not a Comparable Position (as defined below) and the Participant also complies with the additional requirements of Section 3(e) below.

(b)           “Change in Control” shall mean any of the following events: (i) a change in the ownership of the Bank or any holding company of the Bank (the “Company”); (ii) a change in the effective control of the Bank or the Company; or (iii) a change in the ownership of a substantial portion of the assets of the Bank or the Company, as described below.  The definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulations section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

(1)           A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank or the Company.

(2)           A change in the effective control of the Bank or the Company occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vi)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Company possessing 30% or more of the total voting power of the stock of the Bank or the Company, or (B) a majority of the members of the Bank’s or the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or the Company’s Board of Directors prior to the date of the appointment or election, provided that this subsection is inapplicable where a majority shareholder of the Bank or the Company is another corporation.

(3)           A change in the ownership of a substantial portion of the Bank’s or the Company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company.  For purposes of this Agreement, “gross fair market value” means the value of the assets of the Bank or the Company, or the value of the assets being disposed of, without regard to any liabilities associated with such assets.

(c)           “Cause” means termination of employment because of the Participant’s moral turpitude, personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank’s Code of Ethics, willfully engaging in actions that in the reasonable opinion of the Executive Committee of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Participant’s employment or change in control agreement (if any) with the Bank.

(d)           A “Comparable Position” means a position that would (i) provide the Participant with base compensation and benefits that are comparable in the aggregate to those provided to the Participant prior to the Change in Control; (ii) be in a location that would not require the Participant to increase his or her daily one way commuting distance by more than fifty (50) miles as compared to the Participant’s commuting distance immediately prior to the Change in Control; and (iii) have job skill requirements and duties that are comparable to the requirements and duties of the position held by the Participant prior to the Change in Control, regardless of job title and level and regardless of changes in the supervisor (or level of supervisor) to whom the Participant reports.

(e)           Upon the occurrence of a voluntary termination of employment described in Section 3.1(a)(ii) above, the Participant shall have the right to elect to terminate his or her employment by resignation upon not less than thirty (30) days prior written notice to the Bank, which notice must be given by the Participant within ninety (90) days after the initial event giving rise to said right to elect to terminate his or her employment.  Notwithstanding the preceding sentence, the Participant, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his or her rights by virtue of the fact that the Participant has submitted his or her resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve the situation described above.  The Bank shall have at least thirty (30) days to remedy any condition set forth above, provided, however, that the Bank shall be entitled to waive such period and make an immediate payment hereunder.

(f)            Notwithstanding any other provision in this Plan, “termination of employment” as described in Section 3.1(a) shall mean “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder, such that the Company and the Participant reasonably anticipate that the level of bona fide services the Participant would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

(g)           Notwithstanding anything in this Plan to the contrary, if the Participant is a “specified employee” (within the meaning of Treasury Regulations §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made to the Participant prior to the first day of the seventh month following the date of termination in excess of the “permitted amount” under Code Section 409A.  For these purposes, the “permitted amount” shall be an amount that does not exceed two times the lesser of: (i) the sum of Participant’s annualized compensation based upon the annual rate of pay for services provided to the Bank for the calendar year preceding the year in which occurs the date of termination or (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the calendar year in which occurs the date of termination.  Payment of the “permitted amount” shall be made in accordance with regular payroll practices.  Any payment in excess of the permitted amount that was not paid during the first six months following the Participant’s termination shall be aggregated and paid to the Participant ratably over the remaining payment period for such Severance Payments, starting on the Bank’s first regularly scheduled payroll date on or after the first day of the seventh month following the Participant’s date of termination.

Section 3.2.           Benefit Amount.  A Participant’s aggregate Severance Payment will be the amount set forth on Schedule A, payable ratably over the applicable period of time set forth on Schedule A.  Severance Payments shall be paid on the Bank’s regular payroll dates, less applicable payroll taxes and withholdings.  Payments shall begin no later than sixty (60) days after the date of termination, provided, however, that Severance Payments are contingent upon the Participant timely signing and not revoking a release of all claims, as described in Section 3.3 before the end of such sixty (60) day period; and provided further, that if such sixty (60) day period crosses over into a different calendar year, then such Severance Payments shall begin in the later calendar year.  Each installment shall be treated as a separate payment for purposes of Code Section 409A.

Section 3.3.           Required Regulatory Provisions.

(a)           If the Participant is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §1818(e)(3)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act (“FDIA”), as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Bank’s obligations under this Plan shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may pay the Participant the Severance Payment withheld while its Plan obligations were suspended.

(b)           If the Participant is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the FDIA, all obligations of the Bank under this Plan shall terminate as of the effective date of the order, but vested rights shall not be affected.

(c)           If the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. §1813(x)(1)) of the FDIA, all obligations under this Plan shall terminate as of the date of default, but this paragraph shall not affect any vested rights.

(d)           All obligations under this Plan shall be terminated, except to the extent determined that continuation of this Plan is necessary for the continued operation of the Bank: (i) by the Board of Governors of the Federal Reserve System (the “FRB”), at the time the Federal Deposit Insurance Corporation (the “FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of the FDIA; or (ii) by the FRB at the time the FRB approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the FRB to be in an unsafe or unsound condition.  Any vested rights shall not be affected by such action.

(e)           Notwithstanding anything herein contained to the contrary, any Severance Payments are subject to and conditioned upon their compliance with Section 18(k) of the FDIA, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

Section 3.4.           Non-Solicitation.  The Participant agrees that for the period of time that Severance Payments are being made hereunder to the Participant (and including the period immediately after the Participant’s termination of employment and before Severance Payments begin) that the Participant will not to solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank, the Company or affiliates to terminate an existing business or commercial relationship with the Bank, the Company or affiliates.

Section 3.5.           Confidentiality.  The Participant will not, during or after his or her employment with the Bank, disclose any knowledge of the past, present, planned or considered business activities of the Bank, the Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever, except for such disclosure as may be required to be provided to any banking agency with jurisdiction over the Bank, the Company or any affiliates.

ARTICLE IV.
ADMINISTRATION OF PLAN

Section 4.1.           Plan Administrator.   The Executive Committee of the Company’s Board of Directors shall serve as Plan Administrator (“Plan Administrator”).  The Bank or the Company shall indemnify the Plan Administrator and any employees of the Bank or the Company to whom responsibilities have been delegated under Section 4.1 against any liability incurred in the course of administration of the Plan, except liability arising from their own negligence, willful misconduct or breach of fiduciary duty.

Section 4.2.           Amendment or Termination.  The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board of Directors of the Bank, unless a Change in Control has occurred.  If a Change in Control occurs, the Plan no longer shall be subject to amendment or termination if such amendment or termination would reduce the benefits owed to Participants hereunder.

Section 4.3.           Claims Procedure.  The claims procedure set forth in this Section is the exclusive method of resolving disputes that arise under the Plan.

(a)           Written Claim.  Any person asserting any rights under this Plan must submit a written claim to the Plan Administrator.  The Plan Administrator shall render a decision within a reasonable period of time from the date on which the Plan Administrator received the written claim, not to exceed 90 days, unless an extension of time is necessary due to reasonable cause.

(b)           Denial of Claim.  If a claim is denied in whole or in part, the claimant must be provided with the following information:

(1)           A statement of specific reasons for the denial of the claim;

(2)           References to the specific provisions of the Plan on which the denial is based;

(3)           A description of any additional material or information necessary to perfect the claim with an explanation of why such material information is necessary;

(4)           An explanation of the claims review procedures with a statement that the claimant must request review of the decision denying the claim within 30 days following the date on which the claimant received such notice.

(c)           Review of Denial.  The claimant may request that the Bank’s Board of Directors review the denial of a claim.  A request for review must be in writing and must be received by the Board of Directors within 30 days of the date on which the claimant received written notification of the denial of the claim.  The Board of Directors will render a decision with respect to a written request for review within 60 days from the date on which the Board of Directors received the request for review.  If the request for review is denied in whole or in part, the Board of Directors must mail the claimant a written decision that includes a statement of the reasons for the decision.

ARTICLE V.
MISCELLANEOUS

Section 5.1.           Severability.  If, for any reason, any provision of this Plan, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Plan or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

Section 5.2.           Applicable Laws.  To the extent not pre-empted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Plan shall be governed by the laws of the State of Rhode Island.

Section 5.3.           Non-Guaranty of Employment.  Nothing in this Plan shall be construed as granting any Participant a right to continued employment with the Bank.

Section 5.4.           Successors and Assigns.  The Bank and/or the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s and the Company’s obligations under this Plan, in the same manner and to the same extent that the Bank and/or the Company would be required to perform if no such succession or assignment had taken place.

IN WITNESS WHEREOF, the Bank and the Company have duly executed this Plan, effective as of the date first above written.

COASTWAY COMMUNITY BANK

By:
Date		William A. White, President and Chief Executive Officer

COASTWAY BANCORP, INC.

By:
Date		William A. White, President and Chief Executive Officer

COASTWAY COMMUNITY BANK

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

SCHEDULE A — LIST OF PARTICIPANTS

The following individuals have been designated as Participants in the Plan:

Name	Participation Date	Benefit Formula
Richard H. Petrarca		2x base salary, determined as of termination date, plus 2x highest annual bonus paid in the 2 calendar years before termination date, payable ratably over 24 months
Jeanette Fritz		2x base salary, determined as of termination date, plus 2x highest annual bonus paid in the 2 calendar years before termination date, payable ratably over 24 months
Jana Planka		2x base salary, determined as of termination date, plus 2x highest annual bonus paid in the 2 calendar years before termination date, payable ratably over 24 months
Paul Wielgus		2x base salary, determined as of termination date, plus 2x highest annual bonus paid in the 2 calendar years before termination date, payable ratably over 24 months
Stephen J. Gibbons		2x base salary, determined as of termination date, plus 2x highest annual bonus paid in the 2 calendar years before termination date, payable ratably over 24 months
Suzanne Fry		1x base salary, determined as of termination date, plus 1x annual bonus paid in the calendar year before termination date, payable ratably over 12 months